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                                                                    EXHIBIT 99.1


                                                    Charles Schultz

                                                            (818) 871-2001


                          AMWEST INSURANCE GROUP, INC.
                   ANNOUNCES EXECUTIVE MANAGEMENT PROMOTIONS

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     CALABASAS, CA. - April 2, 2001 - Amwest Insurance Group, Inc. (AMEX:AMW)
(PCXE:AMW) announced the promotions of Jeffrey A. Shonka to the position of President and Chief Operating Officer and Phillip E. Huff to the position of Executive Vice President and Chief Financial Officer.

     Shonka, 38, has been with Amwest for almost 13 years and has served in a number of senior management positions including the head of its Court and Property/Casualty divisions. Chairman and Chief Executive Officer, Charles L. Schultz commented, "Jeff has been a great contributor to the development of our strategies to drive growth and improve profitability in each of these divisions."

     Huff, 39, joined the Company in 1987 and has held a variety of positions including Controller, Treasurer and, most recently, Senior Vice President - Finance. Schultz commented, "Phillip's extensive experience with Amwest's financial processes and reporting responsibilities will provide a strong foundation as he assumes additional operational oversight."

     Schultz commented further, "Amwest has in each of these two individuals a strong mixture of experience and drive which will prove invaluable as the Company moves forward."

     Amwest is a Calabasas-based insurance holding company underwriting surety insurance through Amwest Surety Insurance Company and Far West Insurance Company.

     Certain statements contained in this news release regard matters that are not historical facts and are forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include but are not limited to: failure of the reorganization plan to be effective, failure of the Company to obtain any regulatory

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approvals from the Nebraska Commissioner of Insurance or the California
Commissioner of Insurance that may be required in connection with implementation of the reorganization plan, the ineffectiveness of underwriting and other changes made by management, a further deterioration in premiums written or losses incurred in the Company's surety business, the ability to achieve the projected writings of court products, failure of any of the assumptions underlying the reorganization plan to materialize, the lack of adherence by Company personnel to the Company's underwriting guidelines, failure of the Company to obtain a favorable review from A.M. Best of its rating following implementation of the reorganization plan, failure of the Company to raise additional capital or to successfully consummate a strategic alliance, a reduction in the investment yield earned on the Company's investment portfolio, or general economic decline. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

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